EXHIBIT 99.1

AutoZone Announces Change to Executive Committee

MEMPHIS, Tenn., Oct. 06, 2022 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today announced that Bill Hackney, former Senior Vice President, Merchandising, Customer Satisfaction, who retired in December 2020, is returning to the company this month.

“We proudly welcome back Bill Hackney, a 37-year AutoZoner, to our AutoZone family returning as Senior Vice President, Merchandising. We look forward to leveraging Bill’s deep understanding of our customers, business and remarkable industry, as he continues to build upon his stellar AutoZone career,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

About AutoZone:

As of August 27, 2022, the Company had 6,168 stores in the U.S., 703 in Mexico and 72 in Brazil for a total store count of 6,943.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in all stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation.

Contact Information:

Media: David McKinney, 901-495-7951, david.mckinney@autozone.com

Financial: Brian Campbell, 901-495-7005, brian.campbell@autozone.com